Exhibit 10.22

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of January __, 2018, by and between Montreat College (“Montreat”) and FirstForm, Inc. f/k/a Sportsfield Engineering, LLC (“FirstForm”).

WHEREAS, Montreat entered into a contract with FirstForm as contractor for the general construction of an athletic complex, including a multipurpose field, a Beynon Full Pour Embedded Track System, softball field, stadium lights, and ADA public restroom at Montreat College, Black Mountain Campus, Black Mountain, North Carolina (the “Project”);

WHEREAS, FirstForm entered into a subcontract with Beynon Sports Surfaces, Inc. (“Beynon”) for the installation of a Beynon Full Pour Embedded Track System (the “Track”).

WHEREAS, a dispute arose between Montreat, FirstForm, and Beynon regarding the condition of the Track;

WHEREAS, Montreat and FirstForm have agreed to work cooperatively to secure a remediation for the track (the “Track Remediation”);

WHEREAS, certain disputes remain between FirstForm and Beynon related to the Track which are not affected by this Agreement;

WHEREAS, in the interests of avoiding further litigation expense, Montreat and FirstForm (collectively the “Parties” or individually, a “Party”), without any Party acknowledging fault or liability, wish to settle all claims or potential claims regarding the Track between Montreat and FirstForm as hereinafter set forth.

NOW, THEREFORE, for and in consideration of good and sufficient consideration, the receipt of which is acknowledged, the Parties hereto agree as follows:

1. Commencement of Remediation. No later than forty-five (45) after the execution of this agreement, FirstForm shall present Montreat with a recommended contractor to provide the Track Remediation, along with the contractor’s proposed specifications, warranty language, project timeline, references, and a draft contract between the contractor and FirstForm. Montreat shall provide its commercially reasonable feedback within ten (10) business days. The parties agree to work cooperatively to commence remediation in a timely fashion, with a goal to have remediation complete no later than July 15, 2018. The Track Remediation shall provide Montreat with a track that is the same or reasonably comparable to the Beynon Sports BSS 1000 Full Pour Embedded Track Surface at a thickness of 10mm with a five-year warranty, as originally specified in the contract for the Project.

2. Payment of Retainage. The Parties agree that Montreat shall be responsible for paying the amount of $110,000 to satisfy the remaining retainage on the Project. Montreat has deposited $110,000 with Fidelity National Title Company as escrow agent (the “Tennoca Funds”), with disbursement as set forth in the Escrow Agreement dated October 9, 2017 and attached hereto as Exhibit A (“Escrow Agreement”), in accordance with the following schedule:

a.	$55,000 shall be disbursed directly to Tennoca upon mobilization of the approved subcontractor for the Track Remediation.

b.	$30,000 shall be disbursed directly to Tennoca upon completion of the track surface by the approved subcontractor for the Track Remediation.

c.	$25,000 shall be disbursed directly to Tennoca upon final walk-through, acceptance of the track, and delivery of a Final Lien Waiver from FirstForm and all subcontractors for the Track Remediation.

The Parties explicitly intend and agree that Tennoca is a third-party beneficiary of this Settlement Agreement with full power to enforce this paragraph.

3. Track Remediation. The Track Remediation shall be completed pursuant to specifications and a contract that are mutually agreeable to FirstForm and Montreat. The contract shall provide that FirstForm is responsible for providing to Montreat all deliverables and for obtaining from Montreat the approvals as set forth in the agreed-uopn specifications and contract. The schedule for the Track Remediation shall be coordinated with Montreat to ensure a minimal impact on campus activities.

4. Payment for the Track Remediation.

a.	The Parties agree that, excepting any change order arising from an act or omission of Montreat or its agents or employees, FirstForm shall be solely and completely responsible for all payments to all subcontractors who perform work for the Track Remediation. FirstForm has deposited $370,000.00 with Fidelity National Title Company as escrow agent (the “Track Remediation Funds”), with disbursement as set forth in the Escrow Agreement. The Parties will sign and submit Joint Instructions to disburse funds to the designated Track Remediation contractor in accordance with the Escrow Agreement within three business days after the completion of, and receipt of the invoice for, each portion of the Work in accordance an approved schedule.:

b.	The parties agree that Montreat shall have no payment obligations outside of the Payment of Retainage as described in Section 2. In addition to the provisions for fund release as provided in the Escrow Agreement, Montreat will be provided copies of all progress payment applications, which shall include a Waiver and Release of Lien Upon Progress Payment, as set forth in the attached Exhibit B.

5. Track Remediation Warranty. The Parties agree that upon the final walk through and acceptance of the Track Remediation, the Track Remediation work shall be warrantied by the Track Remediation contractor for a period of five (5) years (“Warranty”).

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6. Cooperation Agreement. In consideration for execution of this Agreement, Montreat agrees to fully cooperate with FirstForm and counsel for FirstForm in connection with any future legal action instituted by FirstForm against Beynon, unless Beynon asserts a claim against Montreat, after which Montreat’s cooperation with FirstForm will be limited to the extent such cooperation would impair the ability for Montreat to adequately defend itself against any Beynon claims. Montreat’s cooperation shall include, but not be limited to: identifying and interpreting pertinent documents; working with counsel and experts retained by FirstForm to evaluate claims; assisting in preparation and attendance at settlement discussions, mediations, depositions and trial without requiring a subpoena.

7. Mutual Limited Release. Each Party does irrevocably and unconditionally release, acquit, and forever discharge the other Party from any and all charges, claims, liabilities, obligations, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs), whether legal, equitable, known or unknown, relating to the Track Surface at the Project. For the avoidance of doubt, specifically reserved and excepted by the Parties from this release are all claims against Beynon. This limited release applies only to the original Track Surface work performed at the Project. It does not apply to claims arising from or relating to any other work performed by FirstForm at the Project, including the Track Remediation, or to any other property owned or operated by Montreat. Enforcement of the Warranty is Montreat’s exclusive remedy for any claim arising out any portion of the Track Remediation performed by the Track Remediation Contractor.

8. Reservation of Rights. FirstForm reserves the right to pursue any and all claims and causes of action it may have against Beynon or any of its subcontractors with respect to losses suffered on the Project, including but not limited to the matters herein. Montreat reserves the right to pursue any and all claims and causes of action it may have against Beynon with respect to losses suffered on the Project, including but not limited to the matters herein.

9. Additional Documentation. The Parties, for themselves and their counsel, agree to cooperate in the preparation and execution of any additional documentation reasonably necessary to consummate the terms of this Agreement.

10. Governing Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the state of North Carolina without reference to any choice or conflict of law provisions which would operate to make the internal laws of any other jurisdiction applicable. The Parties consent and agree to the exclusive jurisdiction and venue of the state and federal courts in Buncombe County, North Carolina for any action relating to this Agreement.

11. Modification. Neither this Agreement, nor any provision hereof, may be waived, modified, amended, discharged, or terminated, except by written instruments signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in such instrument.

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12. Entire Agreement. This Agreement is the only Agreement between the Parties with respect to the subject matter hereof. This Agreement contains all of the terms agreed upon, and there are no other agreements, oral or written, between the Parties with respect to the subject matter hereof; nor have any promises or representations been made by or to any Party except as expressly set forth herein.

13. Benefit of Counsel. All Parties have had the full benefit of counsel and of representation in the negotiation, preparation, drafting, and execution of this Agreement; all Parties have read and fully understood the provisions of this Agreement prior to its execution and delivery; and each party adopts this Agreement and enters into, executes, and delivers this Agreement as its own and voluntary act with full authority.

14. Attorneys’ Fees and Expenses. It is understood that each party to this Agreement shall have the burden and responsibility of paying for and satisfying any claims for its own attorneys’ fees, disbursements, costs and other expenses incurred by each party with respect to their legal representation and this controversy.

15. Breach. In the event that breach of this Agreement results in legal action, the non-prevailing party must pay all costs and expenses, including reasonable attorney’s fees, associated with the enforcement of this Agreement.

16. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws, such provision shall be fully severable and the remainder of this Agreement shall continue in full force. In lieu of any severed provision, there shall be added a provision with terms, and effect as similar as possible to such illegal, invalid, or unenforceable provision as may be possible, and legal, valid, and enforceable.

17. Counterparts. This Agreement may be executed in separate counterparts, original or PDF, each of which shall constitute an original, but all of which, when taken together, shall constitute but one Agreement.

18. Release of Escrow Funds Upon Termination and Tolling. If, after a good faith effort, the Parties are unable to reach a mutually agreeable remediation plan, or this Agreement is terminated by the Parties for any other reason, the Parties will take all steps necessary under the Escrow Agreement to disburse all remaining Retainage Funds to Montreat and all remaining Track Remediation Funds to State Auto Insurance Companies. In the event of termination and disbursement, the Parties agree that for purposes of calculating time for all time-related defenses, including, but not limited to, statutes of limitation, statutes of repose, and laches, the period January __, 2018 through the date of termination or disbursement, whichever is later, will be tolled.

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IN WITNESS WHEREOF, the Parties, through their duly authorized representatives, and intending to be legally bound by a sealed instrument, have executed this Agreement, under seal.

MONTREAT COLLEGE

By:	/s/ Paul J. Maurer	(SEAL)
Its:	President

FIRSTFORM INC.

By:	/s/ Jeromy Olson	(SEAL)
Its:	Chief Executive Officer

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EXHIBIT A

Waiver and Release of Lien Upon Progress Payment

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WAIVER AND RELEASE OF LIEN UPON PROGRESS PAYMENT

OWNER: Montreat College

GENERAL CONTRACTOR: FirstForm Inc.

SUBCONTRACTOR:

PROJECT NAME: Montreat Track Remediation

County of Buncombe

State of North Carolina

The undersigned, in consideration of the sum of $____________, hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished through _____ __, 2017 to ______________ on the job of Montreat College (Owner) to the following property: Montreat College Track Remediation, Black Mountain, North Carolina. This waiver and release does not cover any retention or labor, services or materials furnished after the date specified.

Any and all contractors, subcontractors, laborers and suppliers that have provided labor, materials or services to the undersigned for use or incorporation into the construction of the improvements or alterations to the Project have been paid and satisfied in full, and there are no outstanding claims of any nature arising out of, or related to, the undersigned’s activities on, or improvements to, the Project.

This Waiver and Release of Lien constitutes a representation by the undersigned signatory, for and on behalf of the firm or company listed below, that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the work or improvements in the Project as of the date of this Waiver and Release of Lien, except for the payment of retainage. The undersigned hereby specifically waives, quitclaims and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against the Owner, the Owner’s lender, any tenant of Owner, the General Contractor (if this Waiver and Release of Lien is signed by a subcontractor or supplier), or any other person or entity with a legal or equitable interest in the Project, as of the date of this Waiver and Release of Lien.

This Waiver and Release of Lien is specifically made for the benefit of the Owner and any other person or entity with a legal or equitable interest in the Project. The amount of money set forth as due and owing in the immediately preceding Waiver and Release of Lien dated ____________, 2017, has been received, and is deemed paid in full.

In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this _____ day of __________, 2017.

Witness	Contractor/Supplier/Sub-Contractor
_______________________________________________	By:____________________________________________
Title: __________________________________________

Signed and sworn to before me this _____ day of _____________________, 20_____.
_______________________________________________	My Commission Expires: ___________________
Notary Public

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